IMAX Corporation

Exhibit 10.40

Letter of Agreement

December 7, 2018

Greg Foster

[Address on file with the Company]

Dear Greg:

This letter will confirm our mutual understanding regarding your employment with IMAX Corporation (the “Company”) following the December 31, 2018 expiration of the term of your Employment Agreement dated as of September 1, 2016, as amended (the “Employment Agreement”).

1.

From January 1, 2019 through July 3, 2019 (the “Extension Term”), you will remain on IMAX’s payroll as an employee. You will be compensated a total of $300,000 (the “Salary”) during the Extension Term, less applicable withholdings and deductions. The Salary will be payable in substantially equal installments in accordance with the Company’s regular payroll practices as established from time to time.

2.	The Company confirms that there has been a Non-Renewal of the Employment Agreement, entitling you to the benefits set forth in Section 4(d) of the Employment Agreement.

3.

Notwithstanding the Extension Term described in this letter, the 18-month Non-Renewal Period, as that term is defined in Section 4(d) of the Employment Agreement, begins on January 1, 2019 and ends on June 30, 2020.

4.	The reimbursement benefit described in Section 4(d)(iii) of the Employment Agreement will not be reduced by the Company’s payment of Jill Ferguson during the Extension Term.

5.

You will retain your current health benefits through the Extension Term, including ArmadaCare. Following July 3, 2019 (the “Extension Termination Date”), the Company will make COBRA contributions for continuing medical coverage through the end of the Non-Renewal Period.

6.

For the sake of clarity, other than to the extent described in Paragraphs 4 and 5 above, nothing in this letter shall be deemed to alter the parties’ respective rights and obligations during the Non-Renewal Period under Section 4(d) of the Employment Agreement, including such portion of the Non-Renewal Period that extends past the end of the Extension Term.

7.

Your equity will continue to vest naturally through the end of the Extension Term. Following the Extension Termination Date, and in accordance with the IMAX Corporation Amended and Restated Long-Term Incentive Plan and/or any prior incentive plans, any

Greg Foster

December 7, 2018

unvested equity will be canceled without compensation to you. You will have until January 3, 2020 to exercise any options that vested through the Extension Termination Date.

8.

Pursuant to Section 3(e) of the Employment Agreement, as a result of the Non-Renewal of the Employment Agreement you will be considered 100% vested in the Retirement Plan, as that term is defined in the Employment Agreement.

9.

You will not be required to come into the office or perform active services during the Extension Term. Instead, you will be available to assist in the transition of your role, to consult, to answer questions, and to make phone calls or attend meetings at the Company’s request. Notwithstanding the foregoing, nothing herein prevents you from traveling during the Extension Term, provided you remain available by telephone to assist in transitional matters as contemplated herein, upon reasonable notice.

10.

During the Extension Term, your professional services will be exclusive to the Company, and you will not render material services to any other person or organization. Notwithstanding the foregoing, if you wish to perform services for another entity during the Extension Term you may request the Company’s permission to do so, and the Company will not unreasonably withhold its approval.

11.

The Employee Confidentiality, Non-Competition, and Intellectual Property Agreement between you and the Company remains in effect. Notwithstanding anything to the contrary in Section 2.2(a) of that agreement, the Company agreed to allow you to ask Jill Ferguson to resign from IMAX effective at the end of the Extension Term so that she may work for you.

12.

If you incur any expenses up to December 31, 2018 for which you wish to seek reimbursement pursuant to Section 3(d), Section 3(h), or Section 3(j) of the Employment Agreement, you may submit to the Company a request for reimbursement and supporting documentation for any such expenses no later than March 31, 2019. You agree to provide the Company with a good-faith estimate on or before December 31, 2018 of the amount of expenses incurred during 2018 for which you intend to seek reimbursement.

13.

You may keep your Company-provided laptop and cell phone, provided that you give them to the Company’s IT Department to remove all Company information before the Extension Termination Date. You must return to the Company all other Company property in your possession by the Extension Termination Date.

14.

In consideration for the benefits set forth above that exceed your entitlements under the Employment Agreement, you will sign and return the attached General Release Agreement between January 1, 2019 and January 7, 2019.

Greg Foster

December 7, 2018

Please sign below to confirm your agreement to the terms contained in this letter.

Sincerely,

/s/ Carrie Lindzon-Jacobs
Carrie Lindzon-Jacobs
Chief Human Resources Officer and Executive Vice President
IMAX Corporation

Accepted and Agreed:

/s/ Greg Foster
Greg Foster